                                   Exhibit 2

                         AGREEMENT AND PLAN OF EXCHANGE


THIS AGREEMENT AND PLAN OF EXCHANGE, dated as of the 19th day of December, 1995, by and between The Bank of Nashville located in Nashville, Tennessee ("Bank") and Community Financial Group, Inc. located in Nashville, Tennessee ("Holding Company").

                                   RECITALS:

The parties acknowledge the following to be true and correct:

A. The Bank is a state bank duly organized under Sections 45-2-201, et seq. of the Tennessee Code Annotated and has its principal office and place of business in Nashville, Davidson County, Tennessee.

B. On September 30, 1995 the Bank had outstanding capital stock of $13,147,000 divided into 2,191,097 shares of common capital stock of a par value of $6.00 each, additional paid-in capital of $8,498,000 and undivided profits of $(2,439,000) and,

C. On September 30, 1995, the Bank had 4,744,927 outstanding warrants exercisable for the purchase of common capital stock at $12.50 per share until December 31, 1998, (the "Warrants");

D. The Holding Company is a corporation duly organized under the laws of the State of Tennessee, having its principal place of business in Nashville, Davidson County, Tennessee, and as of the effective date of the exchange the Holding Company will have authorized and unissued 50,000,000 shares of common stock of a par value of $6.00 each; and,

E. A majority of the entire Board of Directors of the Bank and a majority of the entire Board of Directors of the Holding Company, respectively, have approved this Agreement and Plan of Exchange and authorized its execution.

In consideration of the premises, the Bank and the Holding Company hereby enter into this Agreement and Plan of Exchange and prescribe the terms and conditions of the exchange (the "Exchange") of all the issued and outstanding shares of stock of the Bank for shares of stock of the Holding Company to be issued, and the change or exchange of all issued and outstanding Warrants of the Bank for Warrants of the Holding Company to be issued, and the mode of carrying it into effect as follows:


                                   ARTICLE I

Section 1.0. At the time when the Exchange shall become effective each one (1) issued and outstanding share of stock of the Bank shall be exchanged for one
(1) share of stock of the Holding Company, and each one (1) issued and outstanding Warrant of the Bank shall be changed or exchanged for one (1) Warrant of the Holding Company pursuant to the provisions of and with the effect provided in Sections 48-21-101 et seq. of the Tennessee Code Annotated, as amended. As a result of the Exchange, the Holding Company shall become the sole shareholder of the Bank.


                                   ARTICLE II

Section 2.0. When the Exchange shall have been effected, the Bank and the Holding Company shall remain separate and distinct entities.

Section 2.1. Upon the Exchange becoming effective, the name of the Bank shall remain The Bank of Nashville and the head office and established and authorized branches of the Bank shall remain as such.

Section 2.2. Upon the Exchange becoming effective, all the members of the Board of Directors of the Bank shall continue to be Directors of the Bank. Such directors shall serve until the next annual meeting of the stockholders.

Section 2.3. Upon the Exchange becoming effective, the Officers of the Bank shall consist of all the persons who are officers of the Bank as of the date of the execution of this Agreement and Plan of Exchange, including any changes in officers immediately before the Exchange becomes effective.

Section 2.4. Upon the Exchange becoming effective, the Charter of the Bank and all amendments thereto shall be as they exist immediately prior to the Exchange becoming effective.

Section 2.5. Upon the Exchange becoming effective, the Bylaws of the Bank and all amendments thereto shall be as they exist immediately prior to the Exchange becoming effective until the same shall be altered, amended, or repealed as therein provided.

Section 2.6. The amount and number of shares of the authorized capital stock of the Bank, and the par value thereof outstanding immediately before the Exchange becomes effective shall remain the same after the Exchange shall become effective with the effect that the amount and number of shares of the capital stock of the Bank outstanding upon completion of the Exchange shall be equal to the amount and number of shares of the capital stock of the Bank outstanding immediately before the Exchange. No preferred stock of the Holding Company or Bank is to be issued. The additional paid-in capital and the Undivided Profits Account of the Bank as they exist immediately before the Exchange becomes effective shall remain the same after the Exchange shall become effective.

Section 2.7. Any shareholder of the Bank who properly dissents from the Agreement and Plan of Exchange shall have the rights of a "dissenting stockholder" as set forth in Tennessee Code Annotated e48-23-101 et seq.


                                  ARTICLE III

Section 3.0.  Upon and by reason of the Exchange becoming effective:

a. Each share of capital stock of the Bank shall, ipso facto and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of capital stock of the Holding Company pursuant to subsection b, below.

     Each holder of capital stock of the Bank shall cease to be a shareholder of the Bank and the ownership of all shares of the issued and outstanding capital stock of the Bank shall thereupon vest in the Holding Company as the acquiring person automatically.

b. The Holding company shall issue one (1) share of stock of the Holding Company for each one (1) share of stock of the Bank properly endorsed and surrendered to the Holding Company by each such shareholder.

c. Each Warrant issued by the Bank and each option to purchase shares of the capital stock of the Bank shall, ipso facto and without any action on the part of the holder thereof, be converted to a Warrant or option, as the case may be, to purchase an equivalent number of shares of capital stock of the Holding Company.


                                   ARTICLE IV

Section 4.0. If required under applicable law, this Agreement and Plan of Exchange shall be submitted to the shareholders of the Bank for approval at a meeting to be called and held in accordance with the applicable provisions of law and the Charter and Bylaws of the Bank. The Bank and the Holding Company shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Exchange at the times provided herein.

                                   ARTICLE V

Section 5.0.  Effectuation of the Exchange is conditioned upon:

a. Approval of this Agreement and Plan of Exchange by the vote of the shareholders of the Bank if required by law; and

b. Procurement of all other consents and approvals, and satisfaction of all other requirements prescribed by law which are necessary for consummation of the Exchange, specifically the approval of the Tennessee Department of Financial Institutions and any necessary approval of the Federal Reserve Board.


                                   ARTICLE VI

Section 6.0. This Agreement and Plan of Exchange may be terminated at any time before the Exchange becomes effective upon the occurrence of any of the following:

a. The number of shares of capital stock of the Bank voted against the Exchange shall make consummation of the Exchange contrary to the best interest of the Bank in the sole discretion of its Board of Directors; or

b. Any action, suit, proceeding or claim has been instituted, made, pursued, or threatened relating to the proposed Exchange which shall make consummation of the Exchange inadvisable or impracticable in the sole discretion of the Board of Directors of the Bank;

c. Any action, consent or approval, governmental or otherwise, which in the opinion of counsel for the Bank is or may be necessary to consummate the Exchange, shall not have been obtained by September 30, 1996; or

d. The transaction contemplated by this Agreement shall not have been consummated by September 30, 1996; or


e. For any other reason consummation of the Exchange is inadvisable in the opinion of the Board of Directors of the Bank.

Section 6.1. Upon the occurrence of any events set forth in Section 6.0, this Agreement and Plan of Exchange may be terminated by the unilateral action of the Board of Directors of either the Bank or the Holding Company prior to the time this Exchange becomes effective, by giving written notice of the basis of termination to the Holding Company or Bank, at its principal office address and directed to the attention of the respective President thereof. Such termination shall be effective upon receipt.

Section 6.2. Upon termination by written notice as provided in this Article VI, this Agreement and Plan of Exchange shall be void and of no further effect, and there shall be no liability by reason of this Agreement and Plan of Exchange or the termination thereof on the part of either the Bank, the Holding Company or the directors, officers, employees, agents or shareholders of either of them.


                                  ARTICLE VII

Section 7.0. Subject to the terms and upon satisfaction of all the requirements of law and the conditions specified in this Agreement and Plan of Exchange, including among other conditions, if required by law, the affirmative approval by the holders of a majority of the outstanding shares of voting stock of the Bank and receipt of the requisite approvals of the Tennessee Department of Financial Institutions and the Federal Reserve Board, the Exchange shall become effective upon the filing of Articles of Exchange with the Tennessee Department of Financial Institutions.

                                  ARTICLE VIII

Section 8.0. If the Exchange becomes effective, the Bank, the Holding Company, and their respective shareholders shall each pay their own expenses, if any, incurred in the proposed transaction. If the Exchange does not become effective, the Bank shall pay all reasonable and necessary expenses associated with the transaction proposed herein.

IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Agreement and Plan of Exchange to be executed and attested in counterparts by their duly authorized officers and directors, as of the day and year first above written.

                                     THE BANK OF NASHVILLE




Attest:  /s/ Joan B. Marshall  By:  /s/ Mack S. Linebaugh, Jr.
         --------------------       -------------------------------
         Joan B. Marshall           Mack S. Linebaugh, Jr.
         Secretary                  Chairman, President and
                                    Chief Executive Officer


                                    COMMUNITY FINANCIAL GROUP, INC.


Attest:  /s/ Joan B. Marshall  By:  /s/ Mack S. Linebaugh, Jr.
         --------------------       -------------------------------
         Joan B. Marshall           Mack S. Linebaugh, Jr.
         Secretary                  Chairman, President and
                                    Chief Executive Officer